NEWS FOR IMMEDIATE RELEASE
October 18, 2006                          For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces a 20.5% Increase in Third Quarter 2006 Diluted Earnings Per Share

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc., (NASDAQ: WSBC) a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the third quarter and nine months ended September 30, 2006.

Diluted earnings per share for the third quarter ended September 30, 2006 were $0.53 compared to $0.44 for the same period in 2005, an increase of 20.5%, while net income for the third quarter of 2006 increased 17.1% to $11.6 million as compared to $9.9 million for the third quarter of 2005. Highlighting the quarter was continued expansion of the net interest margin as a result of the balance sheet repositioning completed in the second quarter, as well as higher service charges on deposit accounts, increasing non-interest income from the prior year, and reductions in non-interest expense. Return on average assets for the quarter increased to 1.13% from last year’s 0.88%, and return on average equity grew to 10.97% from 9.35% in 2005. For the quarter, core operating earnings were the same as reported earnings, and they increased 10.6% as compared to the third quarter of 2005. Core operating diluted earnings per share increased 12.8% to $0.53 in the third quarter of 2006, as compared to $0.47 for the third quarter of 2005.

Diluted earnings per share for the nine months ended September 30, 2006 were $1.30 compared to $1.42 for 2005, while net income for the nine months ended September 30, 2006 decreased 11.8% to $28.4 million as compared to $32.2 million for the same period in 2005. The decrease in year to date net income is primarily attributable to a $4.8 million after-tax loss arising in connection with the balance sheet repositioning completed in the second quarter, which was partially offset by a $1.6 million after-tax gain on the sale of certain branches. On a diluted per share basis, core operating results were unchanged at $1.46 per share for the nine month periods of 2006 and 2005.

“Our net interest margin continued to improve in the third quarter as well as on a year-to-date basis. These improvements resulted from the balance sheet repositioning we completed earlier in the year and our ongoing strategic management of assets and liabilities to continue to achieve profitability in a highly competitive environment with a relatively flat yield curve,” stated Mr. Limbert. “The enhancement in our net interest margin along with growth in non-interest income and our continuing focus on reducing operating expenses has enabled us to achieve positive quarterly earnings growth despite challenging market conditions.”

“Also in the third quarter, we opened a new banking center and closed two existing locations in Barnesville, Ohio as part of our ongoing branch optimization program. Consolidation of these facilities will enhance customer service through the use of upgraded facilities, which will also improve efficiency,” said Mr. Limbert.

Highlights for the three and nine month periods ended September 30, 2006:

•
Net interest income for the three and nine months ended September 30, 2006 decreased $1.9 million or 5.8% and $7.4 million or 7.4%, respectively, compared to the same periods in 2005 as a result of the intentional repositioning of the balance sheet completed in the second quarter. The net interest margin for the third quarter and nine months ended September 30, 2006 was 3.56% and 3.50%, respectively, compared to 3.46% and 3.49% for the same periods in 2005. On a linked quarter basis, the net interest margin increased by two basis points and total net interest income was flat.

•
Non-interest income in the third quarter increased $1.8 million or 18.6% as compared to the third quarter of 2005. Non-interest income for the nine months ended September 30, 2006, net of the $8.0 million loss associated with WesBanco’s balance sheet repositioning and the gain of $2.6 million on sale of the Ritchie County branches in the first quarter, increased $5.6 million or 18.9% as compared to the nine months ended September 30, 2005. The increase in both periods was primarily driven by an increase in activity charges on deposit accounts resulting from new fee-related programs introduced in the fourth quarter of 2005, and, for the nine month period, approximately $1.0 million of gains on the early call of certain Federal Home Loan Bank advances in the second quarter of 2006. Also contributing were higher trust fees as well as increases in debit card activity-related fees.

•
The provision for loan losses increased $0.1 million and $1.3 million over the third quarter and nine months ended September 30, 2005, respectively, primarily due to higher net losses and general economic conditions that increased the inherent level of risk in the loan portfolio. Net charge-offs to average loans, on an annualized basis, were 0.16% for the third quarter of 2006 as compared to 0.27% for the third quarter of 2005 and 0.54% for the second quarter of 2006. Net charge-offs for the nine months ended September 30, 2006 were 0.30% as compared to 0.22% for the same period in 2005. The increase in year-to-date net losses is attributable to a $3.1 million charge off on a commercial loan participation in the second quarter, of which $0.5 million was recovered in the third quarter. The allowance for loan losses as a percentage of total loans was 1.08% at September 30, 2006, down from 1.11% at September 30, 2005, but up from 1.05% at both June 30, 2006 and December 31, 2005.

•
Non-interest expense decreased $1.7 million or 6.3% and $2.6 million or 3.1% compared to the third quarter and nine months ended September 30, 2005. The decrease in both periods was due to a reduction in full-time equivalent employees, a reduction in restructuring and merger-related expenses from the 2005 acquisition of Winton Financial Corporation and a $1.0 million charge in the third quarter of 2005 relating to the restructuring of certain bank operations. These decreases were partially offset by an increase in marketing expenses associated with WesBanco’s efforts to acquire new accounts and customers. Marketing expense was the only major operating expense category to experience a significant increase, up 40.5% to $0.9 million in the third quarter. Year-to-date marketing expense increased 48.2% to $3.9 million. Salaries and employee benefits for the quarter were down 6.2% to $13.5 million from last year’s $14.4 million, and on a year-to-date basis, decreased $2.6 million or 6.0% from $42.8 million to $40.3 million. Full-time equivalent employees at September 30, 2006 were 1,191 compared to 1,254 at September 30, 2005.

•
The provision for income taxes decreased $0.1 million or 4.4% and $2.1 million or 24.1% for the third quarter and nine months ended September 30, 2006 compared to the same periods in 2005 due to a decrease in year-to-date pre-tax income. The effective tax rate was 19.2% for the nine months ended September 30, 2006 compared to 21.6% for the same period in 2005. The effective tax rate for the year is expected to range from 19.4% to 20.0%, depending upon the taxable income earned during the year.

•
Total loans at September 30, 2006 decreased $16.6 million and $21.7 million compared to September 30, 2005 and December 31, 2005, respectively.  The decrease in total loans was primarily due to the sale in the first quarter of $6.0 million of under-performing commercial real estate loans and $19.3 million of loans in connection with the sale of the Ritchie County branches.  Loan growth in 2006 was also impacted by an intentional reduction in the retention of fixed rate residential real estate loans in the portfolio and a focus on obtaining appropriate interest rate margins on new loans in a highly competitive lending environment.  Although total loans decreased as of September 30, 2006, commercial loans were up $41.7 million and $27.7 million, respectively, as compared to September 30, 2005 and December 31, 2005, with the increase primarily attributable to higher commercial real estate balances.

•
Total deposits as of September 30, 2006 decreased by $19.5 million and $8.5 million as compared to September 30, 2005 and December 31, 2005, respectively. The decrease in deposits was due to the sale in the first quarter of approximately $37.8 million of deposits in connection with the sale of the Ritchie County branches. Money market accounts decreased as customers in a rising rate environment turned to short- and intermediate-term certificates of deposit, non-bank money market funds and higher rates offered by competitors. WesBanco experienced an increase of 5.9% in certificates of deposit and 9.0% in non-interest bearing demand deposit accounts as of September 30, 2006 compared to last year. The increase in the demand deposit accounts was due to concerted marketing campaigns that resulted in the opening of a significant number of new retail accounts.

•
FHLB and other short-term borrowings, decreased from $857.0 million as of December 31, 2005, prior to the balance sheet repositioning completed in the second quarter, to $532.4 million, a $324.6 million or 37.9% reduction. These borrowings as a percent of total assets decreased to 13.0% from December’s 19.4%. Likewise, total investment securities have dropped since year-end from $992.6 million to $716.2 million at quarter-end, a 27.8% decrease, primarily due to the repositioning and sales from the available-for-sale portfolio, as well as continued maturities and pay-downs. In the current interest rate environment WesBanco has decided that supporting further leverage on its balance sheet with wholesale borrowings does not make fundamental economic sense, despite some associated give-up in short-term earnings. A benefit of the downsizing has been increased tangible and other capital ratios, despite an ongoing share repurchase plan, with tangible leverage increasing from 6.28% at year-end to 6.93% at September 30, 2006. The downsizing has also reduced the company’s liability sensitivity to rising rates.

•
For the quarter ended September 30, 2006, WesBanco repurchased a total of 231,647 shares and on a year to date basis for 2006 a total of 429,263 shares were repurchased. The average price paid on a year to date basis for 2006 was $29.73 per share. WesBanco has 708,898 shares remaining for repurchase under the current one million share repurchase plan approved by the board of directors in January 2006.

WesBanco is a multi-state bank holding company with total assets of approximately $4.1 billion, operating through 78 banking offices, one loan production office, and 108 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with WesBanco’s 2005 Annual Report on Form 10-K, as well as the Form 10-Q for the prior quarter ended June 30, 2006 filed with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s 2005 Annual Report on Form 10-K filed with the SEC under the section “Risk Factors.” Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; adverse decisions of federal and state courts; competitive conditions in the financial services industry; rapidly changing technology affecting financial services and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

### See attached financial highlights.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 5
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,			September 30,
Statement of income	2006	2005	% Change	2006	2005	% Change
Interest income	$ 56,942	$ 56,231	1.26%	$ 169,383	$ 167,649	1.03%
Interest expense	26,233	23,643	10.95%	76,827	67,692	13.49%
Net interest income	30,709	32,588	(5.77%)	92,556	99,957	(7.40%)
Provision for loan losses	2,268	2,141	5.93%	7,171	5,903	21.48%
Net interest income after provision for
loan losses	28,441	30,447	(6.59%)	85,385	94,054	(9.22%)
Non-interest income
Trust fees	3,711	3,541	4.80%	11,306	10,767	5.01%
Service charges on deposits	4,437	2,834	56.56%	12,413	8,019	54.79%
Net securities gains/(losses)	17	141	(87.94%)	(7,833)	1,962	(499.24%)
Other income	3,492	3,324	5.05%	12,528	8,563	46.30%
Gains on early extinguishment of debt	17	-	100.00%	1,064	-	100.00%
Total non-interest income	11,674	9,840	18.64%	29,478	29,311	0.57%
Non-interest expense
Salaries and employee benefits	13,529	14,420	(6.18%)	40,260	42,844	(6.03%)
Net occupancy	1,688	1,844	(8.46%)	5,567	5,391	3.26%
Equipment	1,961	2,018	(2.82%)	5,984	6,412	(6.67%)
Amortization of intangible assets	628	665	(5.56%)	1,894	2,013	(5.91%)
Marketing expense	943	671	40.54%	3,853	2,600	48.19%
Restructuring and merger-related expenses (1)	-	967	(100.00%)	540	1,530	(64.71%)
Other operating expenses	7,180	7,078	1.44%	21,631	21,495	0.63%
Total non-interest expense	25,929	27,663	(6.27%)	79,729	82,285	(3.11%)
Income before provision for income taxes	14,186	12,624	12.37%	35,134	41,080	(14.47%)
Provision for income taxes	2,632	2,754	(4.43%)	6,735	8,872	(24.09%)
Net income	$ 11,554	$ 9,870	17.06%	$ 28,399	$ 32,208	(11.83%)

Taxable equivalent net interest income	$ 32,806	$ 35,111	(6.57%)	$ 99,155	$ 107,583	(7.83%)

Per common share data
Net income per common share - basic	$ 0.53	$ 0.44	20.45%	$ 1.30	$ 1.42	(8.45%)
Net income per common share - diluted	$ 0.53	$ 0.44	20.45%	$ 1.30	$ 1.42	(8.45%)
Dividends declared	$ 0.265	$ 0.26	1.92%	$ 0.795	$ 0.78	1.92%
Book value (period end)				$ 19.45	$ 18.78	3.57%
Tangible book value (period end)				$ 12.69	$ 12.12	4.70%
Average shares outstanding - basic	21,700,328	22,260,541	(2.52%)	21,843,203	22,610,703	(3.39%)
Average shares outstanding - diluted	21,746,255	22,320,674	(2.57%)	21,896,265	22,664,922	(3.39%)
Period end shares outstanding				21,551,703	22,156,096	(2.73%)

Selected ratios
Return on average assets	1.13%	0.88%	28.06%	0.91%	0.95%	(4.51%)
Return on average equity	10.97%	9.35%	17.34%	9.11%	10.14%	(10.18%)
Yield on earning assets (2)	6.40%	5.78%	10.73%	6.21%	5.70%	8.95%
Cost of interest bearing liabilities	3.21%	2.59%	23.94%	3.06%	2.45%	24.90%
Net interest spread (2)	3.19%	3.19%	0.00%	3.15%	3.25%	(3.08%)
Net interest margin (2)	3.56%	3.46%	2.89%	3.50%	3.49%	0.29%
Efficiency (2)	58.30%	61.54%	(5.26%)	61.98%	60.11%	3.11%
Average loans to average deposits	98.40%	95.80%	2.71%	97.98%	96.20%	1.85%
Annualized net loan charge-offs/average loans	0.16%	0.27%	(39.83%)	0.30%	0.22%	34.40%
Effective income tax rate	18.55%	21.82%	6.30%	19.17%	21.60%	13.08%

(1) Restructuring costs are associated with a reduction in WesBanco's workforce through layoffs.merger-related expenses are primarily related to the acquisitions of Winton Financial Corporation and Western Ohio Financial Corporation.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.					Page 6
Consolidated Selected Financial Highlights
(unaudited, dollars in thousands)					% Change
Balance sheet (period end)	September 30,			December 31,	September 30, 2006
Assets	2006	2005	% Change	2005	to Dec. 31, 2005
Cash and due from banks	$ 98,657	$ 79,638	23.88%	$ 108,176	(8.80)%
Due from banks - Interest bearing	1,744	1,622	7.52	2,432	(28.29)

Securities	716,210	1,079,910	(33.68)	992,564	(27.84)
Loans:
Loans held for sale	4,135	5,563	(25.67)	28,803	(85.64)
Commercial and commercial real estate	1,563,238	1,521,570	2.74	1,535,503	1.81
Residential real estate	908,171	944,718	(3.87)	929,823	(2.33)
Consumer and home equity	443,597	463,915	(4.38)	446,751	(0.71)
Total loans	2,919,141	2,935,766	(0.57)	2,940,880	(0.74)
Allowance for loan losses	(31,669)	(32,497)	(2.55)	(30,957)	2.30
Net loans	2,887,472	2,903,269	(0.54)	2,909,923	(0.77)
Premises and equipment, net	66,010	63,365	4.17	64,707	2.01
Goodwill	137,258	136,697	0.41	137,258	-
Core deposit intangible, net	8,506	11,054	(23.05)	10,400	(18.21)
Other assets	180,230	146,880	22.71	196,655	(8.35)
Total Assets	$ 4,096,087	$ 4,422,435	(7.38)%	$ 4,422,115	(7.37)%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 388,642	$ 356,705	8.95%	$ 392,116	(0.89)%
Interest bearing demand deposits	344,986	330,203	4.48	325,582	5.96
Money market accounts	354,659	481,999	(26.42)	444,071	(20.13)
Savings deposits	452,382	473,351	(4.43)	462,601	(2.21)
Certificates of deposit	1,479,113	1,397,045	5.87	1,403,954	5.35
Total deposits	3,019,782	3,039,303	(0.64)	3,028,324	(0.28)
Federal Home Loan Bank borrowings	371,910	636,634	(41.58)	612,693	(39.30)
Short-term borrowings	160,538	207,665	(22.69)	244,301	(34.29)
Junior subordinated debt	87,638	87,638	-	87,638	-
Other liabilities	36,962	35,020	5.55	33,929	8.94
Shareholders' equity	419,257	416,175	0.74	415,230	0.97
Total Liabilities and Shareholders' Equity	$ 4,096,087	$ 4,422,435	(7.38)%	$ 4,422,115	(7.37)%

Average balance sheet and
net interest margin analysis	Three months ended September 30,				Nine months ended September 30,
	2006		2005		2006		2005
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Due from banks - interest bearing	$ 2,198	1.99%	$ 2,413	1.91%	$ 2,249	2.02%	$ 4,577	1.64%
Loans, net of unearned income	2,908,500	6.61%	2,931,165	6.08%	2,920,565	6.46%	2,952,946	5.99%
Securities:
Taxable	371,065	4.61%	641,628	3.95%	451,712	4.33%	684,657	3.94%
Tax-exempt	357,080	6.71%	420,027	6.65%	376,239	6.68%	419,390	6.72%
Total securities	728,145	5.63%	1,061,655	5.03%	827,951	5.39%	1,104,047	4.99%
Federal funds sold	-	0.00%	1,522	3.42%	2,418	4.74%	1,729	2.85%
Other earning assets (1)	26,219	5.02%	46,875	3.60%	33,483	4.79%	47,925	3.81%
Total earning assets	3,665,062	6.40%	4,043,630	5.78%	3,786,666	6.21%	4,111,224	5.70%
Other assets	402,458		401,464		398,796		403,849
Total Assets	$ 4,067,520		$ 4,445,094		$ 4,185,462		$ 4,515,073

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 341,695	1.20%	$ 328,441	0.59%	$ 338,345	1.00%	$ 329,723	0.47%
Money market accounts	363,256	2.20%	499,088	1.95%	392,488	2.15%	543,968	1.88%
Savings deposits	459,463	1.36%	470,014	0.83%	463,567	1.25%	454,725	0.67%
Certificates of deposit	1,416,605	4.02%	1,390,833	3.18%	1,409,089	3.81%	1,373,515	3.03%
Total interest bearing deposits	2,581,019	2.92%	2,688,376	2.23%	2,603,489	2.74%	2,701,931	2.09%
Federal Home Loan Bank borrowings	411,833	3.80%	648,272	3.44%	494,230	3.68%	687,471	3.38%
Short-term borrowings	157,122	4.78%	197,049	3.21%	169,860	4.45%	216,065	2.70%
Junior subordinated debt	87,638	6.45%	87,638	6.04%	87,638	6.37%	83,333	5.93%
Total interest bearing liabilities	3,237,612	3.21%	3,621,335	2.59%	3,355,217	3.06%	3,688,800	2.45%
Non-interest bearing demand deposits	374,798		371,412		377,219		367,787
Other liabilities	37,283		33,339		36,155		34,000
Shareholders' equity	417,827		419,008		416,871		424,486

Total Liabilities and Shareholders' Equity	$ 4,067,520		$ 4,445,094		$ 4,185,462		$ 4,515,073

Taxable equivalent net interest spread		3.19%		3.19%		3.15%		3.25%
Taxable equivalent net interest margin		3.56%		3.46%		3.50%		3.49%

(1) Federal Reserve stock, Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 7
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
Statement of income	2006	2006	2006	2005	2005
Interest income	$ 56,942	$ 55,994	$ 56,447	$ 57,096	$ 56,231
Interest expense	26,233	25,130	25,464	24,742	23,643
Net interest income	30,709	30,864	30,983	32,354	32,588
Provision for loan losses	2,268	2,263	2,640	2,142	2,141
Net interest income after provision for
loan losses	28,441	28,601	28,343	30,212	30,447
Non-interest income
Trust fees	3,711	3,537	4,058	3,538	3,541
Service charges on deposits	4,437	4,179	3,797	3,515	2,834
Net securities gains	17	92	(7,942)	59	141
Other income	3,492	3,535	5,501	2,710	3,324
Gains on early extinguishment of debt	17	1,047	-	-	-
Total non-interest income	11,674	12,390	5,414	9,822	9,840
Non-interest expense
Salaries and employee benefits	13,529	13,315	13,416	13,446	14,420
Net occupancy	1,688	1,866	2,013	1,776	1,844
Equipment	1,961	1,993	2,030	1,969	2,018
Core deposit intangibles	628	633	633	654	665
Marketing expense	943	1,837	1,073	1,935	671
Restructuring and merger-related expenses (1)	-	-	540	-	967
Other operating expenses	7,180	7,344	7,107	6,855	7,078
Total non-interest expense	25,929	26,988	26,812	26,635	27,663
Income before provision for income taxes	14,186	14,003	6,945	13,399	12,624
Provision for income taxes	2,632	2,742	1,361	2,850	2,754
Net income	$ 11,554	$ 11,261	$ 5,584	$ 10,549	$ 9,870

Taxable equivalent net interest income	$ 32,806	$ 33,046	$ 33,303	$ 34,786	$ 35,111

Per common share data
Net income per common share - basic	$ 0.53	$ 0.52	$ 0.25	$ 0.48	$ 0.44
Net income per common share - diluted	$ 0.53	$ 0.52	$ 0.25	$ 0.48	$ 0.44
Dividends declared	$ 0.265	$ 0.265	$ 0.265	$ 0.26	$ 0.26
Book value (period end)	$ 19.45	$ 19.13	$ 18.98	$ 18.91	$ 18.78
Tangible book value (period end)	$ 12.69	$ 12.41	$ 12.28	$ 12.19	$ 12.12
Average shares outstanding - basic	21,700,328	21,893,943	21,937,948	22,070,906	22,260,541
Average shares outstanding - diluted	21,746,255	21,946,829	21,998,750	22,127,684	22,320,674
Period end shares outstanding	21,551,703	21,783,350	21,925,266	21,955,359	22,156,096
Full time equivalent employees	1,191	1,176	1,165	1,200	1,254

Selected ratios
Return on average assets	1.13%	1.09%	0.52%	0.95%	0.88%
Return on average equity	10.97%	10.83%	5.45%	10.09%	9.35%
Yield on earning assets (2)	6.40%	6.23%	6.01%	5.88%	5.78%
Cost of interest bearing liabilities	3.21%	3.05%	2.93%	2.74%	2.59%
Net interest spread (2)	3.19%	3.18%	3.08%	3.14%	3.19%
Net interest margin (2)	3.56%	3.54%	3.40%	3.45%	3.46%
Efficiency (2)	58.30%	59.40%	69.25%	59.71%	61.54%
Average loans to average deposits	98.40%	97.82%	97.78%	96.92%	95.80%
Trust Assets, market value at period end	$ 2,873,159	$ 2,797,321	$ 2,871,129	$ 2,599,463	$ 2,598,993

(1) Restructuring costs are associated with a reduction in WesBanco's workforce through layoffs merger-related expenses are primarily related to the acquisitions of Winton Financial Corporation and Western Ohio Financial Corporation.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 8
(unaudited, dollars in thousands)
Quarter Ended
Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
Asset quality data	2006	2006	2006	2005	2005
Non-performing assets:
Non-accrual loans	$ 10,356	$ 13,361	$ 14,129	$ 9,920	$ 9,812
Renegotiated loans	-	-	-	-	-
Total non-performing loans	10,356	13,361	14,129	9,920	9,812
Other real estate and repossessed assets	4,109	3,263	2,692	1,868	1,929
Total non-performing loans and assets	$ 14,465	$ 16,624	$ 16,821	$ 11,788	$ 11,741
Loans past due 90 days or more	$ 11,594	$ 9,784	$ 6,528	$ 10,054	$ 8,411

Non-performing assets/total assets	0.35%	0.41%	0.39%	0.27%	0.27%
Non-performing assets/total loans, other real
estate and repossessed assets	0.49%	0.57%	0.57%	0.40%	0.40%
Non-performing loans/total loans	0.35%	0.46%	0.48%	0.34%	0.33%
Non-performing loans and loans past due 90
days or more/total loans	0.75%	0.79%	0.70%	0.68%	0.62%
Non-performing loans, loans past due 90 days and other
real estate owned/total loans and other real estate owned	0.87%	0.89%	0.79%	0.74%	0.69%

Allowance for loan losses
Allowance for loan losses	$ 31,669	$ 30,592	$ 32,291	$ 30,957	$ 32,497
Provision for loan losses	2,268	2,263	2,640	2,142	2,141
Net loan charge-offs	1,191	3,962	1,306	3,682	1,993
Annualized net loan charge-offs /average loans	0.16%	0.54%	0.18%	0.50%	0.27%
Allowance for loan losses/total loans	1.08%	1.05%	1.10%	1.05%	1.11%
Allowance for loan losses/non-performing loans	3.06	x	2.29	x	2.29	x	3.12	x	3.31	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	1.44	x	1.32	x	1.56	x	1.55	x	1.78	x

Capital ratios
Tier I leverage capital	9.23%	9.06%	8.56%	8.46%	8.38%
Tier I risk-based capital	12.30%	12.32%	11.98%	11.94%	11.92%
Total risk-based capital	13.38%	13.37%	13.06%	12.97%	13.01%
Shareholders' equity to assets	10.27%	10.07%	9.55%	9.42%	9.43%
Tangible equity to tangible assets (1)	6.93%	6.77%	6.38%	6.28%	6.31%

(1) Tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. The calculation is based on quarterly averages.

WESBANCO, INC.
Reconciliation Table - Non-GAAP Financial Information					Page 9
(unaudited, dollars in thousands, except per share amounts)

Note: This press release contains financial information other than that provided by accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes these Non-GAAP measurements, which exclude the effects of merger-related and restructuring expenses, are essential to a proper understanding of the operating results of the Company’s core business largely because they allow investors to see clearly the performance of the Company without the restructuring charges included in certain key financial ratios. These Non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to Non-GAAP performance measures that may be presented by other companies. These Non-GAAP measures should not be compared to Non-GAAP performance measures of other companies.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006		2005
Net income	$ 11,554	$ 9,870	$ 28,399		$ 32,208
Add: restructuring & merger-related expenses, net of tax (1)	-	580	324		918
Add: other-than-temporary impairment losses, net of tax (1)	-	-	4,829		-
Subtract: gain on branch sale, net of tax (1)	-	-	(1,571)		-
Core operating earnings	$ 11,554	$ 10,450	$ 31,981		$ 33,126

Net income per common share (3)	$ 0.53	$ 0.44	$ 1.30		$ 1.42
Effects of restructuring & merger-related expenses, net of tax (1)	-	0.03	0.01	(4)	0.04
Effects of other-than-temporary impairment losses, net of tax (1)	-	-	0.22		-
Effects of gain on branch sale, net of tax (1)	-	-	(0.07)		-
Core operating earnings per common share (3)	$ 0.53	$ 0.47	$ 1.46		$ 1.46

Selected ratios
Return on average assets	1.13%	0.88%	0.91%		0.95%
Effects of restructuring & merger-related expenses, net of tax (1)	0.00%	0.05%	0.01%		0.03%
Effects of other-than-temporary impairment losses, net of tax (1)	0.00%	0.00%	0.12%		0.00%
Effects of gain on branch sale, net of tax (1)	0.00%	0.00%	(0.04%)		0.00%
Core operating return on average assets	1.13%	0.93%	1.00%		0.98%

Return on average equity	10.97%	9.35%	9.11%		10.14%
Effects of restructuring & merger-related expenses, net of tax (1)	0.00%	0.54%	0.08%		0.32%
Effects of other-than-temporary impairment losses, net of tax (1)	0.00%	0.00%	1.16%		0.00%
Effects of gain on branch sale, net of tax (1)	0.00%	0.00%	(0.38%)		0.00%
Core operating return on average equity	10.97%	9.89%	9.97%		10.46%

Efficiency ratio (2)	58.30%	61.54%	61.98%		60.11%
Effects of restructuring & merger-related expenses, net of tax (1)	0.00%	(2.15%)	(0.44%)		(1.12%)
Effects of other-than-temporary impairment losses	0.00%	0.00%	(3.82%)		0.00%
Effects of gain on branch sale	0.00%	0.00%	1.35%		0.00%
Core operating efficiency ratio	58.30%	59.39%	59.07%		58.99%

(1) The related income tax expense is calculated using a combined Federal and State income tax rate of 40%.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(3) The dilutive effect from stock options was immaterial and accordingly, basic and diluted earnings per share are the same.
(4) Previously reported at $0.02. Change due to rounding.